Exhibit 10.20
14 July 2009
SHARE PURCHASE AGREEMENT
between
CONSTELLATION BULK ENERGY HOLDINGS, INC., as Seller
and
SEANERGY MARITIME HOLDINGS CORP., as Buyer

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Index

		Page
Articles
I	Definitions	3
II	Purchase and Sale of Shares	4
III	Closing	6
IV	Representations and Warranties of Seller	7
V	Representations and Warranties of Buyer	9
VI	Taxes	10
VII	Miscellaneous	10

Schedules

1	BET Lenders Consent	14
2	JV Agreement Termination and Consent Letter	16
3	Stock Transfer Form	18
4	Letter of Comfort	21
5A	BET written resolution	22
5B	BET subsidiary written resolution	23
6	BET and subsidiary director’s resignation and release	24
7	Certificate of Incumbency	25

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SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 14 day of July, 2009 by and between Constellation Bulk Energy Holdings, Inc., a corporation organized under the laws of the Marshall Islands (the “Seller”), and Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WITNESSETH:
     WHEREAS, the Seller owns fifty per cent (50%) of all the issued share capital of Bulk Energy Transport (Holdings) Limited, a corporation organized under the laws of the Marshall Islands (the "Company”);
     WHEREAS, the Seller desires to sell the Shares of the Company and Buyer desires to purchase the Shares of the Company;
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Defined Terms: As used in this Agreement, the following terms shall have the meaning set out below:
“Action” means any action, suit, investigation, proceeding, condemnation or audit by or before any court or other governmental or regulatory authority or any arbitration proceeding.
“Agreement” has the meaning set out in the initial paragraph of this Agreement.
“Business Day” means any day other than Saturday and Sunday, or a legal holiday on which banks are closed in city of London (United Kingdom), Athens, Greece or in New York, New York, USA.
“Buyer’s Bank” means Marfin Egnatia Bank Societe Anonyme.
“Buyer’s Financial Agreement” means the loan agreement dated 27 August 2008 made between Martinique International Corp, Harbour Business International Corp., Amazons Management Inc., Lagoon Shipholding Ltd., Cynthera Navigation Ltd. and Waldeck Maritime Co. (as borrowers) and Marfin Egnatia Bank Societe Anonyme as lender to which the Buyer is a guarantor to all Borrowers’ obligations.
“Closing Date” or “Closing” has the meaning set out in Section 3.1.
“Company” has the meaning set out in the recitals.

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“Information” means any existing information and data connected with the past, present and future activities of the Company.
“Liens” means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease or other encumbrance.
“Loan Agreement” means the loan agreement dated 26th June 2007 made between Creighton Development Inc., Lewisham Maritime Inc., Pulford Ocean Inc., Rayford Navigation Corp., Rossington Marine Corp., Quex Shipping Inc. (as borrowers), Citigroup Global Markets Limited as Arranger, Citibank International PLC as Agent and Account Bank; Citibank International PLC as Security Agent and the banks and financial institutions listed in schedule 1 thereto as banks.
“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities or financial condition of the specified Person.
“Party” and “Parties” have the meaning set out in the initial paragraph of this Agreement.
“Person” means any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, governmental authority or instrumentality, or other entity or organization.
“Purchase Price” means the purchase price as defined in Section 2.2.
“Seller” has the meaning set out in the initial paragraph of this Agreement.
“Shares” means 50% of all the issued shares of the Company, as set out in Section 4.3.
“Tax” means all income, gross receipts, profits, franchise, sales, use, occupation, property, capital, wealth, environmental, license, employment, severance, production, excise, stamp, transfer, workers’ compensation, social security, value added, withholding, payroll, disability or similar taxes, motor vehicle registration fees, customs or import duties, and all other taxes or all other governmental fees, duties, imposts, assessments or charges of any nature whatsoever and however denominated, imposed by any country or political subdivision thereof, together with any interest, additions, or penalties with respect thereto.
ARTICLE II
PURCHASE AND SALE OF SHARES
Section 2.1
Purchase and Sale On the terms set out in this Agreement the Seller shall sell to the Buyer and the Buyer shall purchase from Seller all rights, title and interest in and to the Shares.
Section 2.2
Purchase Price As consideration for the Shares, Buyer shall pay to Seller the sum of USD 1 (United States Dollar One).

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Section 2.3
The Seller and the Buyer have each obtained all necessary approvals required by it (including, but not limited to, final and irrevocable Board of Directors’ approval (or any other necessary/applicable approval) with respect to it entering into this Agreement and the transaction contemplated hereby.
Section 2.4
The Purchase Price shall be paid in accordance with Seller’s instructions.
Section 2.5
Buyer’s obligation to purchase the Shares is conditional upon:
(a) Seller certifying at Closing that the representations and warranties as set forth in Article IV remain true and accurate and not misleading at Closing as if repeated at Closing.
(b) The satisfactory fulfillment of Seller’s obligation to deliver to the Buyer the Documents as specified herein under Section 3.2.
(c) A consent, in the form attached as schedule 1 (or any other form that the Buyer may accept), to the sale of the Shares pursuant to this Agreement having been received from all the lenders under the Loan Agreement. Buyer may waive this condition at any time by notifying such waiver in writing to Seller.
(d) A consent by the Buyers’ lender (Marfin Egnatia Bank S.A.) to the purchase of the Shares by the Buyer pursuant to this Agreement having been received from the Buyer’s Lender under the Buyer’s Financial Agreement. Buyer may waive this condition at any time by notifying such waiver in writing to Seller.
Section 2.6
Seller’s obligation to sell the Shares is conditional upon:
(a) Seller receiving the Termination and Consent Letter in the form attached as schedule 2, from all the parties expressed to be party to that form.
(b) Seller receiving from the Company the Shareholders’ Resolution duly executed in the form attached as schedule 5A and from each subsidiary of the Company the Shareholders Resolution duly executed, in the form attached as schedule 5B.
(c) Seller receiving from the Company the Director’s Release duly executed in the form attached as schedule 6 and from each subsidiary of the Company the Directors Release duly executed, in the form attached (with necessary changes) as schedule 6.
Seller may waive each or any of these conditions at any time by notifying such waiver in writing to Buyer.
Section 2.7
Seller and Buyer shall use all commercially reasonable endeavors to procure the fulfillment of the conditions in sections 2.5 and 2.6 above (the “Conditions”) on or before 20th July, 2009, as such date may be extended by the Buyer to a date not later than 31st July 2009.

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ARTICLE III
CLOSING
Section 3.1
The closing of the transaction contemplated by this Agreement (the “Closing”) shall occur on 20th July, 2009, as such date may be extended by the Buyer by not less than 5 days written notice to the Seller to a date not later than 31st July 2009 provided that the Conditions have been satisfied (as also provided in Section 2.7). The Closing will occur during normal business hours at the London office of the Seller or such other venue agreed between Seller and Buyer (the “Closing Date”).
Section 3.2
At Closing, the Seller shall deliver to the Buyer the following:
(a) Original shares certificate in respect of all the Shares, in the name of Seller, such certificate being marked as “Cancelled”;
(b) Original Comfort Letter by the Seller’s ultimate shareholder in the form attached hereto as schedule 4 duly signed by authorised signatory(ies) (as the case may be) of Constellation Energy Commodities Group, Inc.
(c) A certificate from the Seller confirming that the authorized signatories nominated by or representing the Seller in any bank accounts currently maintained by and in the name of the Company and the Company’s subsidiaries have been removed from such bank accounts and their power has been revoked.
(d)	Duly executed and dated at the Closing Date:
-	Stock transfer in the form attached hereto as schedule 3.

-	Resignation letters duly signed by those current Directors and Officers of the Company and the Company’s subsidiaries who represent, or were appointed by, the Seller, with effect as from the Closing Date.
(e)	A certificate from the Seller that all existing books, records, accounts and other corporate materials of the Company in the possession of the Seller on the Closing Date have been delivered to the Company.
(f)	A certificate of incumbency of the Company dated not earlier than seven (7) days prior to the Closing in the form attached hereto as schedule 7 and attaching true copies of the Articles of Incorporation and bye-laws of the Company.
collectively the “Documents” all of which will be delivered to the Buyer as provided by this Agreement on the Closing Date.
Section 3.3
The Parties hereby agree that if the Closing does not occur by the Closing Date due to Seller’s failure to properly perform any of its obligations under section 3.2 above, Buyer may, at its own discretion, elect to do any of the following:
(a)	Defer the Closing to a date not further than 15 (Fifteen) calendar days after the date when the Closing should have occurred, which new date shall be the Closing Date for the purposes of this Agreement; or
(b)	Unilaterally terminate this Agreement without any further liability on its part.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that as of the date hereof:
Section 4.1
Organization Seller is organized, validly existing and in good standing under the laws of the country of its incorporation, and that this Agreement and all other agreements herein contemplated to be executed in connection herewith by Seller have been (or upon execution will have been) duly executed and delivered by Seller and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller.
Section 4.2
The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transaction contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller and represent valid and binding obligations of Seller.
Section 4.3
The Shares consist of 250 shares of no par value, represented by one Share Certificate no. 3, all issued and outstanding registered in the name of Seller. The Shares are free and clear of any Lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever, and the Shares constitute 50% of all the issued shares in the capital of the Company and are fully paid up.
Section 4.4
To the best of the Seller’s knowledge and belief there are no options, warrants or other rights or entitlements outstanding which entitle any entity to be issued any shares or other securities of the Company.
Section 4.5
Enforceability This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by Buyer) constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to
(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally

(b)	General principles of equity

(c)	The power of a court to deny enforcement of remedies generally based upon public policy.
Section 4.6
No Violation or Breach Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by Seller will: (a) Result in a violation or breach of or default under any provision of the organizational documents of Seller or any agreement, indenture or other instrument under. which Seller is bound, or (b) Violate any law applicable to Seller.

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Section 4.7
Consent and Approvals Seller requires no consent, approval, authorization or permit from any Person, and is not required to make any filing with or notification to, any Person, as a result of its execution and delivery of, and performance of its obligations under, this Agreement.
Section 4.8
Brokerage Fees and Commissions Seller has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or the Company will incur any liability.
Section 4.9
Bankruptcy There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller.
Section 4.10
Seller has not engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government.
Section 4.11
Limitation Seller has not made and Buyer has not relied upon any representations and/or warranties other than those expressly set out in this Agreement.
Section 4.12
No Legal Bar Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of their knowledge and belief, threatened against Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.
Section 4.13
Subject to all matters disclosed in the, in the Company’s Articles of Incorporation and byelaws, Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer the Shares free and clear of all third party rights whatsoever. If any such right exists with respect to any of the Shares at Closing, the Seller shall immediately procure that such right is released immediately at no cost to the Buyer.
Section 4.14
Seller’s liability for breach of any of the representations and warranties in this Agreement shall not exceed the sum of USD1.00, provided that in respect of any breach of section 4.13, the Seller shall have an additional obligation to procure the release of any third party right, as set out in section 4.13. hereof).
Section 4.15
If any of the above representations and warranties would be untrue or misleading in any material respect if repeated by the Seller at Closing, then the Seller shall at Closing provide

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to the Buyer a disclosure letter setting out all the circumstances relevant to that situation. The Buyer shall have no liability to the Seller in respect of any matter set out in that disclosure letter and the Buyer’s only remedy in such circumstances shall be not to complete this Agreement as a result of non-delivery by the Seller of the certificate referred to in section 2.5(a).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that as at the date hereof:
Section 5.1
Organization of Buyer The Buyer is a company, duly organized under the laws of Republic of the Marshall Islands. The Company is an entity duly formed, in good standing and validly existing under the laws of the Marshall Islands.
Section 5.2
Authority It has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
Section 5.3
Enforceability This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery hereof by Seller) constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to
(a)	Applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors’ rights generally,
(b)	General principles of equity,
(c)	The power of a court to deny enforcement of remedies generally based upon public policy.
Section 5.4
No Violation Neither the execution and delivery of this Agreement nor the consummation of the transaction and performance of the terms and conditions hereof by Buyer will
(a)	Result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which Buyer is bound,
(b)	Violate any law applicable to Buyer.
Section 5.5
Brokerage Fees and Commissions Buyer has not incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller or the Company shall incur any liability.

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Section 5.6
Bankruptcy There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against the Buyer.
Section 5.7
Buyer has not engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government.
Section 5.8
Consent and Approvals Buyer requires no consent, approval, authorization or permit from any Person, other than any filings that the Buyer is required to do by the SEC, the Nasdaq Stock Market and any other applicable regulatory authority including any press releases with respect to the Agreement and any other agreement that may be entered into with the Seller for the sale of the Shares of the Company, and is not required to make any filing with or notification to, any Person, as a result of its execution and delivery of, and performance of its obligations under this Agreement, except as described herein.
Section 5.9
Limitation Buyer has not made and Seller has not relied upon any representations and/or warranties other than those expressly set out in this Agreement.
Section 5.10
Buyer’s liability for breach of any of the representations and warranties in this Agreement shall not exceed the sum of USD1.00.
ARTICLE VI
TAXES
Section 6.1
Taxes Buyer and Seller shall cooperate in good faith to supply the other and to supply the appropriate taxing authorities, as necessary, with all relevant tax accounting worksheets, reports, forms, statements, communications and all other information that may be required in order to comply with the relevant Tax jurisdictions of Seller or Buyer.
ARTICLE VII
MISCELLANEOUS
Section 7.1
Confidentiality Neither Party shall disclose to Third Parties information that it has relating to the businesses, properties, financial condition, results of operations or prospects of the Company, except (i) to the extent such information is publicly available or is obtainable from independent sources who did not receive the information from the other Party, (ii) as requested or required by any law or statutory body, the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange), any applicable accounting standards, ordered by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process),

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(iii) as may be reasonably required by the Buyer to be disclosed to Buyer’s investment bankers and/or the Buyer’s Bank or (iv) as authorized in writing by the other Party.
Section 7.2
Arbitration
Any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration (“LCIA”). The tribunal shall consist of three arbitrators, one to be appointed by the Seller, one to be appointed by the Buyer and the third to be appointed by the two arbitrators so appointed. If the arbitrators appointed by the parties cannot agree on the identity of the third arbitrator within 14 days, the third arbitrator shall be appointed by the President for the time being of the LCIA. The language of the arbitration shall be English and the seat of the arbitration shall be in London.
Section 7.3
Fees and Expenses All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement, the negotiation hereof and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses.
Section 7.4
Amendments This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.
Section 7.5
Counterparts This Agreement may be executed in one or more counterparts, all of which shall be one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.
Section 7.6
Rights of Third Parties Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto, their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision herein give any third party any right of subrogation or action over or against any Party to this Agreement.
Section 7.7
Entire Agreement This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, representations, or warranties between the Parties other than those set out or referred to herein.
Section 7.8
Notices Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered or sent by commercial overnight delivery or facsimile and e-mail, addressed as follows:

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Seller:

CONSTELLATION BULK ENERGY HOLDINGS INC.
c/o Constellation Energy Commodities Group, Inc. 100 Constellation Way, Suite 500C
Baltimore, Maryland 21202
For the Attention of Mr. Martin Hunter
E-mail: martin.hunter@constellation.com
Fax: to be notified
Buyer:

Seanergy Maritime Holdings Corp.
Trust Company Complex, Ajeltake Road,
Ajeltake Island, Majuro, Marshall Islands MH96960
c/o 1-3 Patriarchou Grigoriou, 16674 Glyfada, Athens Greece
For the attention of Mr. Dale Ploughman
E-mail: dppaseanergymaritime.com.gr
Fax: + 30 210 96 38 450
or to such other address as shall be furnished in writing by either Party. If personally delivered, such communication shall be deemed delivered upon actual receipt; if delivered by facsimile or e-mail as described above, such communication shall be deemed delivered the next Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier as described above, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant courier service.
Section 7.9
Further Assurances At any time and from time to time after the date hereof, each Party, without further consideration, shall execute such additional documents as may be reasonably requested by the other Party to carry out the purposes and intent of this Agreement and to fulfill its obligations hereunder.
Section 7.10
Governing Law This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to its conflicts of law principles.
Section 7.11
Successors and Assigns The rights and obligations of either Party shall not be assigned or delegated by such Party without the written consent of the other Party, which may be withheld in that Party’s sole discretion. Any assignment or obligation in violation of this Section 7.11 shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.
Section 7.12
Severability If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the

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end that the economic effects of the transaction contemplated hereby are preserved to the extent possible.
Section 7.13
Waivers Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.
Section 7.14
Meanings of Pronouns. Singular and Plural Words All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.
Section 7.15
Headings The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
Section 7.16
Publicity Any public announcement by either Party relating to the transaction contemplated by this Agreement will be subject to the prior written approval of the other Party (such approval not be unreasonably withheld), except as such may be required by law or statutory body, the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange) and/or any applicable accounting standards, as described herein.
Section 7.17
Not to be Construed Against Drafter The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, will not be applied in the interpretation and construction of this Agreement.
Section 7.18
Waiver of Rights Buyer acquiring Seller’s shareholding in the Company, hereby agrees with Seller to assume all the Seller’s outstanding obligations (if any) owed to the Company or any of its subsidiaries to repay borrowed monies. Buyer hereby waives all rights which it may have to claim repayment of such monies from Seller.

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SCHEDULE 1
Form of Lenders’ consent to the sale of the Shares pursuant to this Agreement
[TO BE PRINTED IN LENDER’S LETTERHEAD]
TO:
LENDER’S CONSENT TO SALE OF SHARES OF BULK ENERGY TRANSPORT (HOLDINGS), LIMITED
WHEREAS there exists a loan agreement dated 26th June 2007 (the “Loan Agreement”) made between Creighton Development Inc., Lewisham Maritime Inc., Pulford Ocean Inc., Rayford Navigation Corp., Rossington Marine Corp., Quex Shipping Inc. (as borrowers), Citigroup Global Markets Limited as Arranger, Citibank International PLC as Agent and Account Bank; Citibank International PLC as Security Agent and the banks and financial institutions listed in schedule 1 thereto as banks.
WHEREAS pursuant to clause 8.3.14 of the Loan Agreement the Borrowers (as defined therein) will not:
“(a) change “change, cause or permit any change in, the legal and/or ultimate beneficial ownership of any of the Borrowers or the Corporate Guarantor from that existing on the date of this Agreement as specified in clause 7.1.10; or (b) change, cause or permit any change in the shareholders’ agreement or the constitutional or other related documents of the Corporate Guarantor existing on the date of this Agreement; ...”.
NOW WE, (Name of Lender / Arranger / Agent / Security Agent and banks and financial institutions), of                     , do hereby irrevocably grant our consent to and authorisation for the sale the fifty per cent (50%) of all the issued share capital of Bulk Energy Transport (Holdings) Limited owned and registered in the name of Constellation Bulk Energy Holdings, Inc., of the Marshall Islands (as evidenced by Share Certificate No. 3 in the name of the said Constellation for 250 shares of no par value) to Seanergy Maritime Holdings Corp., of the Marshall Islands.
Dated this      day of June, 2009
for and on behalf of
(Name of Lender / Arranger / Agent / Security Agent and banks and financial institutions)

By:	By:

Name:	Name:
Authorized Signatory	Authorized Signatory
EXHIBIT A to SCHEDULE 1 Authorized Signature Book of the Lender / Arranger / Agent /
Security Agent and banks and financial institutions showing the authorization of the

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signatories of the consent

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SCHEDULE 2
Termination and Consent Letter
TO:
1.	Constellation Bulk Energy Holdings Inc (as Shareholder under the Shareholders’ Agreement);

2.	Constellation Energy Commodities Group Limited (as Manager under the Commercial Management Agreement); and

3.	Constellation Energy Commodities Group, Inc. (as Administrator under the Administration Agreement)
(each a “Constellation Company”)
July 2009
Dear Sirs
We refer to the agreements listed in the first column of the schedule to this letter (the “JV Agreements”).
In consideration of the mutual covenants given in this letter:
1.	each Relevant Company (being each of the companies listed in the 4th column of the table in the schedule to this letter and a signatory to this letter) hereby agrees that each JV Agreement is terminated with effect from the date of this letter and that no Constellation Company has any liability of any nature (including any liability to repay to any Relevant Company any borrowed monies) pursuant to any of the JV Agreements;

2.	each Constellation Company, by countersigning this letter, hereby agrees that each JV Agreement is terminated with effect from the date of this letter and that no Relevant Company has any liability of any nature pursuant to any of the JV Agreements;

3.	each Relevant Company hereby
(a)	consents to the sale by Constellation Bulk Energy Holdings Inc. (“CBEH”) of its entire shareholding in Bulk Energy Transport (Holdings) Limited (“BET”) (the “Shares”) to Seanergy Maritime Holdings Corp.

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(b)	waives all rights of any nature which it may have in respect of the Shares; and

(c)	acknowledges that it has no claim of any nature against any of the Constellation Companies as a result of that sale; and

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4.	Seanergy Maritime Holdings Corp., acquiring CBEH’s shareholding in BET, will assume CBEH’s outstanding obligations (if any) owed to BET or any of its subsidiaries to repay borrowed monies and BET waives any right to reclaim such obligation from CBEH.
This letter is governed by English law.
Schedule to Termination and Consent Letter: the JV Agreements

		Constellation	Relevant
Document	Date	Company	Company
Shareholder Agreement	19.12.06	Constellation Bulk Energy Holdings Inc.	Mineral Transport Holdings Inc.

Commercial Management Agreement	25.6.07	Constellation Energy Commodities Group Limited	Bulk Energy Transport (Holdings) Limited

Admin Agreement	25.6.07	Constellation Energy Commodities Group Inc.	Bulk Energy Transport (Holdings) Limited

Yours faithfully,

For and on behalf of Mineral Transport Holdings Inc

For and on behalf of Bulk Energy Transport (Holdings) Limited.

We agree:

For and on behalf of Constellation Bulk Energy Holdings Inc.

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For and on behalf of

Constellation Energy Commodities Group Limited

For and on behalf of Constellation Energy Commodities Group Inc.

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SCHEDULE 3
STOCK TRANSFER
KNOW ALL PERSONS BY THESE PRESENTS that for valuable consideration to it paid, CONSTELLATION BULK ENERGY HOLDINGS, INC., a corporation organized and existing under the laws of the Marshall Islands (the “Transferor”) has bargained, sold and transferred and by these presents does bargain, sell and transfer to SEANERGY MARITIME HOLDINGS CORP., a company organized and existing under the laws of the Marshall Islands (the “Transferee”) all its right title and interest in and to those certain 250 shares of the common stock of Bulk Energy Transport (Holdings) Limited, a corporation organized under the laws of the Marshall Islands (the “Company”) registered on the books of the Company in the name of the Transferor and evidenced by the share certificate no. 3 attached hereto issued by the Company to the Transferor and representing said 250 shares of the common stock of the Company.
IN WITNESS WHEREOF, the Transferor has caused this instrument to be executed by its duly authorized representative this day of June 2009.

CONSTELLATION BULK ENERGY HOLDINGS INC.

By:

Name:
Title:

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SCHEDULE 4
[On the letterhead of CONSTELLATION ENERGY COMMODITIES GROUP INC.]
LETTER OF COMFORT
To: Seanergy Maritime Holdings Corp.
of the Marshall Islands (the “Company”)
Attn: Mr. Dale Ploughman
June 2009
Dear Sir,
RE: Sale of 50% of all the issued share capital of Bulk Energy Transport (Holdings) Limited, of the Marshall Islands (250 shares) from Constellation Bulk Energy Holdings, Inc., of the Marshall Islands, as seller, to the Company, as buyer (the “Transaction”).
We, CONSTELLATION ENERGY COMMODITIES GROUP INC., in our capacity as a sister company of Constellation Bulk Energy Holdings Inc. (“CBEH”), hereby confirm, undertake and warrant that we shall ensure that CBEH has sufficient financial resources to perform its obligations under clause 4.13 of the agreement made by the buyer and seller on the same date as this letter setting out the terms of the Transaction.
If any questions or matter concerning this letter falls to be determined in any jurisdiction, the applicable law of this letter will be English law.
Yours faithfully,
Name:
Authorized Signatory / Title
For and on behalf of
CONSTELLATION ENERGY COMMODITIES GROUP, INC.

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SCHEDULE 5A
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED SHAREHOLDERS
WRITTEN
RESOLUTION
The following written resolution is made pursuant to section [  ] of the [  ] of Bulk Energy Transport (Holdings) Limited (the “Company”).
The Shareholders of the Company, having read and considered the agreement of even date with this resolution made between Constellation Bulk Energy Holdings, Inc. of the Marshall Islands, as seller, and Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands, as buyer, (the “Agreement”) relating to the sale of 50% of all the issued share capital of the Company (250 shares) by the seller to the buyer (the “Transaction”) hereby resolve as follows:
1. The Agreement is in the best interests of the Company.
2. The Company is hereby authorized to execute and deliver:
(a)	the Termination and Consent Letter set out in schedule 2 to the Agreement; and

(b)	the Director’s Resignation and Release set out in schedule 6 to the Agreement.

CONSTELLATION BULK ENERGY HOLDINGS, INC.	MINERAL TRANSPORT HOLDINGS, INC.

By:	By:

Name:	Name:

Title:	Title:

DATE:	DATE:

22/26

SCHEDULE 5B
SUBSIDIARY OF BULK ENERGY TRANSPORT (HOLDINGS) LIMITED
SHAREHOLDERS WRITTEN RESOLUTION
The following written resolution is made pursuant to section [     ] of the [     ] of [insert name of subsidiary] (the “Company”).
The sole Shareholder of the Company, having read and considered the agreement of even date with this resolution made between Constellation Bulk Energy Holdings, Inc. of the Marshall Islands, as seller, and Seanergy Maritime Holdings Corp., a corporation organized under the laws of the Republic of the Marshall Islands, as buyer, (the “Agreement”) relating to the sale of 50% of all the issued share capital of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED (250 shares) by the seller to the buyer (the “Transaction”) hereby resolves as follows:
3.	The Agreement is in the best interests of the Company.
4.	The Company is hereby authorized to execute and deliver the Director’s Resignation and Release set out in schedule 2 to the Agreement.

BULK ENERGY TRANSPORT (HOLDINGS) LIMITED

By:

Name:

Title:

DATE:

23/26

SCHEDULE 6
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED DIRECTOR’S
RESIGNATION AND
RELEASE
[NOTE: to be signed in respect of each subsidiary also, with necessary changes]
[  ] July 2009
RESIGNATION
I, John Mark Evans, hereby resign as a director of Bulk Energy Transport (Holdings) Limited (the “Company”) with immediate effect. I acknowledge that I have no claim whatsoever, including, without limitation, in contract, tort or breach of duty statutory or otherwise, against the Company.

Signed, sealed and delivered	)
By JOHN MARK EVANS in the	)
Presence of:	)
RELEASE
We accept the above resignation of John Mark Evans as a director of the Company and acknowledge that we have no claim whatsoever, including, without limitation, in contract, tort or breach of duty statutory or otherwise, against Mr. Evans.

Executed as a deed by	)
BULK ENERGY TRANSPORT (HOLDINGS) LIMITED	)

24/26

SCHEDULE 7
CERTIFICATE OF INCUMBENCY
I, the undersigned,                     , the Director and Officer of BULK ENERGY TRANSPORT (HOLDINGS) LIMITED, a corporation duly incorporated and existing under the laws of the Republic of Marshall Islands (the “Company”) hereby certify that:
1.	Attached hereto are true and complete copies of the Articles of Incorporation and By- Laws of the Company with any amendments thereto and I confirm that they are valid and effective up to the date hereof.
2.	The Company was incorporated in accordance with the laws of the Republic of the Marshall Islands on 18th December, 2006 and is existing in good standing.
3.	The authorized and issued share capital of the Company is divided into five hundred (500) shares all of which shares have been issued.
Dated:          , 2009

Name:
Title:

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:		BUYER:

CONSTELLATION BULK ENERGY HOLDINGS, INC.		SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stuart Rubenstein	By:	/s/ Christina Anagnostara

Name:	Stuart Rubenstein	Name:	Christina Anagnostara

Title:	Chief Operating Officer	Title:	CFO/Director

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